Exhibit 99.1

News Release
140 John James Audubon Parkway Amherst, NY 14228

Contact:
Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

•	Sequential revenue increased 3% over trailing third quarter to $123.0 million and was second consecutive quarter of growth

•	Markets appear to be recovering, double digit bookings growth in March 2010 and into FY11

•	Gross margin stabilized at 25.7% in fiscal 2010 fourth quarter compared with 25.6% in prior year’s quarter

•	Realized $2.2 million savings from facility consolidation activities to date; anticipate annualized savings of $13 million to $15 million; restructuring to be completed in FY11 Q1

•	Non-GAAP net income was $2.0 million, $0.10 per diluted share, in fiscal 2010 fourth quarter

•	Generated $12.7 million and $29.9 million in cash from operating activities in fourth quarter and full year; ended fiscal year with net debt to total cap at 27%

AMHERST, N.Y., May 27, 2010 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2010 fourth quarter and year that ended on March 31, 2010.

Fourth quarter demonstrated improving sales and bookings trend; double digit order growth extends into first quarter fiscal 2011

Net sales for the fourth quarter of fiscal 2010 were $123.0 million, down $12.8 million, or 9.4%, from the same period in the prior year due in part to fewer shipping days and the October 2009 divestiture of its American Lifts business, negatively impacting revenue by $4.2 million and $1.2 million, respectively.  Changes in foreign currency translation compared with the year ago quarter favorably impacted fiscal 2010 fourth quarter sales by $3.6 million.

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

Sales improved sequentially over the last two quarters, reflecting continued improvement in the global economy.  U.S. industrial capacity utilization increased to 71.3% in April 2010, well above the historic low of 65.2% reached in June 2009.  Eurozone capacity utilization has also been trending higher for the last three quarters, reaching 75.5% in March 2010 compared with the trough of 69.6% in June 2009.  The Company uses both U.S. and Eurozone capacity utilization as leading market indicators and its bookings tend to lag general capacity utilization trends by one to two quarters.

Timothy T. Tevens, President and Chief Executive Officer, commented, “The sequential improvement in sales is encouraging, with our European business performing particularly well in the quarter, although we appear to continue to follow our historic pattern of lagging industrial sector recoveries by several months.  Encouraging as well were double-digit increases in monthly bookings in March and April compared with the prior year, and we are also sequentially building bookings momentum.”

He added, “Sales in Europe were up 1% over the prior year quarter, excluding the impact of foreign exchange.  We believe that the strength we have been realizing in Europe has more to do with gaining market share than market recovery.  In addition to the effect of the number of shipping days and the sale of the American Lifts business, sales in the fourth quarter were hampered by our domestic crane business.  Although it represents only about 7% of total revenue, it was down 43%, or $6.4 million, quarter-over-quarter.”

Cranes are capital purchases for customers, whereas the majority of products sold by Columbus McKinnon, such as most hoists and rigging products, are maintenance expense items.

Restructuring-related costs of $5.3 million, associated with the previously announced consolidation of the Company’s North American hoist and rigging manufacturing operations, were recorded during the fourth quarter of fiscal 2010, including $0.8 million in cost of goods sold.

On a non-GAAP basis, net income was $2.0 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2010, compared with $3.2 million, or $0.17 per diluted share in the same period last year.  Management believes that segregating the restructuring and certain other special charges and applying an effective tax rate that would be more relevant to the ongoing operations without such items is informative in understanding the Company’s ongoing operations.  Accordingly, non-GAAP net income for the fourth quarter of fiscal 2010 excludes restructuring-related costs described above and reflects the application of a 38% U.S. tax rate to them, as well as a normalized consolidated global effective tax rate of 36% for the remaining operations.  Reconciliation of GAAP to non-GAAP net income and earnings per share is summarized in the following table:

(in millions, except per diluted share data)

	Three Months Ended
	March 31, 2010			March 31, 2009
GAAP net income (loss)	$0.5	$0.03	per share	$(102.5)	$(5.43)	per share
COGS restructuring costs, net of 38% tax	0.5	0.03		-	-
Restructuring charges, net of 38% tax	2.7	$0.14		0.5	0.03
Goodwill/asset impairment charge	0.4	0.02		107.0	5.67
Gain on property/litigation, net of 38% tax	-	-		(2.2)	(0.12)
Normalize effective tax rate to 36%	(1.9)	(0.10)		0.8	0.04
Discontinued operations, net of 38% tax	(0.2)	(0.01)		(0.4)	(0.02)
Non-GAAP net income	$2.0	$0.10	per share	$3.2	$0.17	per share

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

Sales volume improves sequentially, although down from prior year

The fluctuation in sales compared with last year’s quarter is summarized as follows, in millions:

Decreased volume	$(11.0)	(8.1%)
Fewer shipping days	(4.2)	(3.1%)
Pricing	(0.0)	(0.0%)
American Lifts divestiture	(1.2)	(0.9%)
Foreign currency translation	3.6	2.7%
Total	$(12.8)	(9.4%)

International sales were $55.5 million, or 45% of total net sales, virtually flat with $55.2 million for the fourth quarter of fiscal 2009, including $3.6 million favorable currency translation impact.

Margins reflect benefits of consolidation

Gross profit was $31.6 million, or 25.7% of sales, for the fiscal 2010 fourth quarter compared with

$34.8 million, or 25.6% of sales, in fiscal 2009’s fourth quarter.  Efficiencies gained from the consolidation of facilities enabled gross margin to hold steady despite the 9.4% decline in revenue.  Included in cost of goods sold were restructuring-related expenses, primarily relating to training, travel and facility clean-up associated with the Company’s North American facility consolidation activities of $0.8 million, or approximately 65 basis points of gross margin.

Karen Howard, Vice President – Finance and Chief Financial Officer, commented, “The benefits of our plant consolidation are more readily apparent this quarter and we expect to see the full $13 million to $15 million of annualized benefits beginning in the second quarter of fiscal 2011.  We will be completing the restructuring activities by the end of June and anticipate first quarter restructuring-related expenses of approximately $1 million to $2 million in cost of goods sold, in addition to separately reported restructuring charges of approximately $3 million to $4 million.”

Selling expenses were $16.6 million, down 4.6%, or $0.8 million, when compared with the fourth quarter of fiscal 2009, despite unfavorable foreign currency translation of $0.7 million in the quarter.  As a percent of revenue, selling expenses were 13.5% on measurably lower sales, compared with 12.8% in the same period last year.

General and administrative (G&A) expenses were $10.2 million in the fourth quarter of fiscal 2010, up 5.0% from the previous fiscal year’s fourth quarter due to continued investment in new product development, additions to the Company’s European and Asian executive management teams, higher variable compensation and unfavorable foreign currency translation of $0.3 million.  As a percent of revenue, G&A expenses were 8.3% for this year’s fourth quarter, compared with 7.2% for the same period last year.

Restructuring charges, primarily for severance costs associated with the previously described consolidation of the Company’s North American hoist and rigging manufacturing operations, were $4.4 million in the fiscal 2010 fourth quarter.

Excluding restructuring-related costs and other special charges in both years’ quarters as previously quantified, non-GAAP operating income for the fiscal 2010 fourth quarter was $5.8 million, or 4.7% of sales compared with $7.2 million, or 5.3% of sales, in the same period of the prior year.  Operating income for the fourth quarter of fiscal 2010 was $0.0 million, on a GAAP basis.

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

Ms. Howard continued, “Restructuring activities clearly positively impacted our operating profit. While revenue was down $12.8 million, non-GAAP operating profit was down just $1.5 million.  Leverage gained from our efforts was also well-demonstrated when compared with the trailing fiscal third quarter.  Sequentially, the fourth quarter realized 36% operating leverage on 3% revenue growth compared with the third quarter, attributable to the benefits realized from the facility consolidation initiatives.”

Interest and debt expense was unchanged at $3.2 million in this year’s fourth quarter on slightly lower average debt outstanding compared with last year’s fourth quarter.

The effective tax rates for the fourth quarters of both fiscal 2010 and 2009 were not meaningful.  For this year’s quarter, as well as year-to-date, tax rates were impacted by the mix of income or loss among taxing jurisdictions, specifically U.S. versus foreign jurisdictions and the impact of state taxes in the U.S.  Last year was impacted by the same items as well as a non-deductible goodwill impairment charge.  Excluding special items, the Company expects the rate to be in the 36% to 37% range for fiscal 2011.

Working capital as a percentage of sales was 16.2% at the end of the fourth quarter of fiscal 2010 compared with 18.8% at the end of last fiscal year’s fourth quarter.  Actual working capital decreased sequentially by $13.5 million, or 14.9% in the quarter, and $36.8 million or 32.3% compared with last year’s fourth quarter as our Lean cultural changes reduced inventory levels.

Strong cash generation and a solid balance sheet provide excellent liquidity and financial flexibility

Debt, net of cash, at March 31, 2010 was $68.8 million, or 26.9% of total capitalization, compared with $98.7 million, or 35.2% of total capitalization, at March 31, 2009, within the Company’s long-term goal of 30% with flexibility to expand to 50% to accommodate acquisitions.  Gross debt at the end of this year’s fourth quarter was $132.8 million.  The Company also had $64.0 million of cash on hand as well as $77.1 million of availability on its $85 million line of credit, with nothing drawn and $7.9 million for outstanding letters of credit.

Cash provided by continuing operations in fiscal 2010 was $29.9 million, or $1.58 per diluted share, compared with $63.0 million, or $3.34 per diluted share, during fiscal 2009. For the fourth quarter of fiscal 2010, cash provided by operations was $12.7 million, or $0.66 per diluted share, as compared with $18.9 million, or $1.00 per diluted share, in the fourth quarter of fiscal 2009.

Capital expenditures for fiscal 2010 were $7.2 million compared with $12.2 million in fiscal 2009.  In general, capital spending, while being carefully monitored, was focused on new product development with some additional capital required for the facility consolidation projects the Company has underway.  Looking ahead, the Company anticipates capital spending for fiscal 2011 will be approximately $10 million to $12 million.

Fiscal 2010 review

Net sales for fiscal 2010 were $476.2 million down 21.5%, or $130.5 million, from fiscal 2009.  Fiscal 2010 benefitted from six additional months of revenue, or $35.5 million, from its Pfaff business which was acquired on October 1, 2008.

Gross profit margin was 24.3% in fiscal 2010 compared with 28.6% for fiscal 2009.  Restructuring-related expenses included in cost of goods sold in fiscal 2010 were $4.5 million, or 90 basis points, resulting in a 25.3% non-GAAP gross margin.  Approximately $1.3 million of certain restructuring-related expenses included in cost of goods sold in prior quarters were reclassified to GAAP restructuring charges during the fourth quarter.

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

Selling expenses decreased $8.2 million, or 11.2%, compared with last year due primarily to the steps taken to reduce selling costs along with lower commissions on reduced volume, offset by the addition of the Pfaff business.  G&A expenses decreased $0.8 million, or 2.2%, primarily due to the Company’s cost reduction measures offset by investments in its management team and the addition of the Pfaff business.  Unfavorable foreign currency translation was approximately $0.5 million and $0.2 million of the selling and G&A expense fluctuations, respectively.  As a percent of sales, selling and G&A expenses were 21.3% during fiscal 2010 compared with 18.2% during fiscal 2009.  Considering inflation and the reclassification of certain expenses from cost of goods sold to SG&A, the Company expects selling and G&A expenses to approximate $107 million to $112 million in fiscal 2011.

Non-GAAP operating profit, which excludes restructuring-related costs, other special charges and a $107 million goodwill impairment charge in fiscal 2009, was $20.7 million in fiscal 2010, or 4.3% of sales, compared with $62.4 million, or 10.3% of sales in fiscal 2009.  Restructuring-related costs were $21.0 million and $1.9 million in fiscal years 2010 and 2009, respectively.  GAAP operating loss for fiscal 2010 was $3.8 million, or 0.8% of sales, compared with an operating loss of $46.6 million, or 7.7% of sales, in fiscal 2009.

Interest and debt expense in fiscal 2010 was consistent with the prior year at $13.2 million.

Excluding restructuring-related costs, special charges or gains in both periods, as well as normalizing the fiscal 2010 effective tax rate to 36%, the non-GAAP net income per share in fiscal 2010 was $0.32 compared with $1.90 for fiscal 2009, summarized in the following table:

(in millions, except per diluted share data)

	Twelve Months Ended
	March 31, 2010			March 31, 2009
GAAP net loss	$(7.0)	$(0.36)	per share	$(78.4)	$(4.16)	per share
COGS restructuring costs, net of 38% tax	2.8	0.15		-	$-
Large prod liab claim, net of 38% tax	1.9	0.10		-	-
Pfaff purchase acctg, net of 38% tax	-			0.7	0.04
Restructuring charges, net of 38% tax	10.2	$0.54		1.2	0.07
Goodwill/asset impairment charge	0.4	0.02		107.0	$5.67
Gain on property/litigation, net of 38% tax	(1.1)	(0.06)		(2.2)	(0.11)
Gain on bond redemptions, net of 38% tax				(0.2)	(0.01)
Mark-to-market adj, net of 38% tax	-	-		2.6	0.14
Fx transaction losses, net of 38% tax	-	-		2.0	0.10
Normalize effective tax rate to 36%	(0.7)	(0.04)		0.8	0.04
Discontinued operations, net of 38% tax	(0.3)	(0.02)		2.3	0.12
Non-GAAP net income	$6.1	$0.32	per share	$35.8	$1.90	per share

Outlook

Backlog was $67.8 million at the end of fiscal 2010, relatively flat when compared with $71.6 million at the end of the third quarter and $70.0 million at the end of fiscal 2009.  The time to convert the majority of backlog to sales averages from one day to a few weeks.  Backlog can include project-type orders from customers that have defined deliveries that may extend out twelve to 24 months. As of March 31, 2010, approximately $20 million of backlog was not expected to ship within the first quarter of fiscal 2011.

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

Mr. Tevens concluded, “We expect the positive effects of our facility consolidations to be fully reflected in the second quarter of fiscal 2011.  The estimated savings of $13 million to $15 million annually expands operating margin by approximately 250 basis points on flat revenue.  However, based on the trends in industrial capacity utilization, we anticipate revenue improvement to accelerate modestly, and order growth throughout the fourth quarter that has continued into the first quarter of fiscal 2011 confirms these expectations.  Europe and South America are gaining momentum, and we are beginning to see moderate growth in the U.S. hoist and rigging business.  In addition, we are building a product line targeted for Asia as the new management team begins to further penetrate that market.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Teleconference/webcast

A teleconference and webcast have been scheduled for May 27, 2010 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy.  Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, asking to be placed in the "Columbus McKinnon Fiscal 2010 Conference Call," providing the password "Columbus McKinnon," and identifying conference leader "Tim Tevens" when asked.  The toll number for parties outside the United States and Canada is 1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

 An audio recording of the call will be available two hours after its completion and until June 24, 2010 by dialing 1-888-566-0596 or the toll number for parties outside the United States and Canada, 1-203-369-3072.  Alternatively, you may access an archive of the call and its transcript until on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Three Months Ended

	March 31, 2010	March 31, 2009	Change

Net sales	$122,970	$135,788	-9.4%
Cost of products sold	91,337	100,975	-9.5%
Gross profit	31,633	34,813	-9.1%
Gross profit margin	25.7%	25.6%
Selling expense	16,591	17,393	-4.6%
General and administrative expenses	10,229	9,744	5.0%
Restructuring charges	4,371	776
Amortization\impairment	468	107,521
Loss from operations	(26)	(100,621)	NM
Operating margin	0.0%	-74.1%
Interest and debt expense	3,224	3,219
Investment income	(578)	(269)
Foreign currency exchange loss	289	470
Gain from litigation	-	(3,330)
Other income, net	(220)	(989)
Loss from continuing operations before income taxes	(2,741)	(99,722)	NM
Income tax (benefit) expense	(2,936)	3,151
Income (loss) from continuing operations	195	(102,873)	NM
Income from discontinued operations, net of tax	265	369
Net income (loss)	$460	$(102,504)	NM

Average basic shares outstanding	18,994	18,890
Basic loss per share:
Continuing operations	$0.01	$(5.45)
Discontinued operations	0.01	0.02
Net income (loss)	$0.02	$(5.43)

Average diluted shares outstanding	19,212	18,890
Diluted loss per share:
Continuing operations	$0.01	$(5.45)
Discontinued operations	0.01	0.02
Net income (loss)	$0.02	$(5.43)

NM: Not Meaningful

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)
	Year Ended

	March 31, 2010	March 31, 2009	Change

Net sales	$476,183	$606,708	-21.5%
Cost of products sold	360,244	433,007	-16.8%
Gross profit	115,939	173,701	-33.3%
Gross profit margin	24.3%	28.6%
Selling expense	64,464	72,620	-11.2%
General and administrative expenses	36,892	37,721	-2.2%
Restructuring charges	16,519	1,921
Amortization\impairment	1,876	107,998
Loss from operations	(3,812)	(46,559)	NM
Operating margin	-0.8%	-7.7%
Interest and debt expense	13,225	13,148
Investment (income) loss	(1,544)	2,889
Foreign currency exchange (gain) loss	(344)	3,018
Gain from litigation	-	(3,330)
Other income, net	(2,260)	(4,183)
Loss from continuing operations before income taxes	(12,889)	(58,101)	NM
Income tax (benefit) expense	(5,345)	18,001	NM
Loss from continuing operations	(7,544)	(76,102)	NM
Income (loss) from discontinued operations, net of tax	531	(2,282)	NM
Net loss	$(7,013)	$(78,384)	NM

Average basic shares outstanding	18,963	18,861
Basic loss per share:
Continuing operations	$(0.40)	$(4.04)
Discontinued operations	0.03	(0.12)
Net loss	$(0.37)	$(4.16)

Average diluted shares outstanding	18,963	18,861
Diluted loss per share:
Continuing operations	$(0.40)	$(4.04)
Discontinued operations	0.03	(0.12)
Net loss	$(0.37)	$(4.16)

NM: Not Meaningful

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED

(In thousands)
	March 31, 2010	March 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$63,968	$39,236
Trade accounts receivable	70,218	80,168
Inventories	79,822	100,621
Prepaid expenses and other	16,014	18,115
Total current assets	230,022	238,140

Net property, plant, and equipment	57,106	62,102
Goodwill and other intangibles, net	124,165	125,080
Marketable securities	29,399	28,828
Deferred taxes on income	36,768	32,521
Other assets	4,037	4,993
Total assets	$481,497	$491,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$841	$4,787
Trade accounts payable	33,480	33,298
Accrued liabilities	52,754	50,443
Restructuring reserve	2,755	1,302
Current portion of long-term debt	1,155	1,171
Total current liabilities	90,985	91,001

Senior debt, less current portion	5,966	7,073
Subordinated debt	124,855	124,855
Other non-current liabilities	72,413	86,881
Total liabilities	294,219	309,810

Shareholders’ equity:
Common stock	191	190
Additional paid-in capital	182,385	180,327
Retained earnings	34,878	41,891
ESOP debt guarantee	(1,850)	(2,309)
Accumulated other comprehensive loss	(28,326)	(38,245)
Total shareholders’ equity	187,278	181,854
Total liabilities and shareholders’ equity	$481,497	$491,664

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED

(In thousands)
	Year Ended
	March 31, 2010	March 31, 2009

Operating activities:
Net loss	$(7,013)	$(78,384)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Gain) loss from discontinued operations	(531)	2,282
Depreciation, amortization and impairment	12,490	117,590
Deferred income taxes	(4,215)	(1,700)
(Gain) loss on sale of investments/real estate	(2,515)	2,594
Gain on early retirement of bonds	-	(300)
Stock option expense	1,824	1,059
Amortization/write-off of deferred financing costs	640	575
Non-cash restructuring charges	1,835	-
Changes in operating assets and liabilities:
Trade accounts receivable	10,508	24,396
Inventories	21,477	1,658
Prepaid expenses and other	2,138	2,955
Other assets	1,228	1,960
Trade accounts payable	288	(7,207)
Accrued and non-current liabilities	(8,287)	(4,451)
Net cash provided by operating activities from continuing operations	29,867	63,027
Net cash used in operating activities from discontinued operations	-	(2,796)
Net cash provided by operating activities	29,867	60,231

Investing activities:
Sale (Purchase) of marketable securities, net	1,822	(2,605)
Capital expenditures	(7,245)	(12,245)
Proceeds from sale of properties\business	3,542	-
Purchase of businesses, net	-	(52,779)
Proceeds from sale of assets	-	1,593
Net cash used in investing activities from continuing operations	(1,881)	(66,036)
Net cash provided by investing activities from discontinued operations	531	531
Net cash used in investing activities	(1,350)	(65,505)

Financing activities:
Proceeds from stock options exercised	291	421
Net payments under revolving line-of-credit agreements	(3,946)	(2,138)
Repayment of debt	(964)	(6,987)
Other	(799)	789
Net cash used in financing activities from continuing operations	(5,418)	(7,915)
Net cash used in financing activities from discontinued operations	-	(14,612)
Net cash used in financing activities	(5,418)	(22,527)

Effect of exchange rate changes on cash	1,633	(8,957)

Net change in cash and cash equivalents	24,732	(36,758)
Cash and cash equivalents at beginning of year	39,236	75,994
Cash and cash equivalents at end of period	$63,968	$39,236

Columbus McKinnon Reports Fourth Quarter and Fiscal Year 2010 Results; Second Consecutive Quarter of Increased Revenue

COLUMBUS McKINNON CORPORATION

Additional Data - UNAUDITED

	March 31, 2010		December 31, 2009		March 31, 2009

Backlog (in millions)	$67.8		$71.6		$70.1

Trade accounts receivable
days sales outstanding	51.4	days	49.8	days	53.7	days

Inventory turns per year
(based on cost of products sold)	4.6	turns	4.3	turns	4.0	turns

Days' inventory	79.8	days	84.9	days	90.9	days

Trade accounts payable
days payables outstanding	33.4	days	22.2	days	30.0	days

Working capital as a % of sales	16.2%		18.5%		18.8%

Debt to total capitalization percentage	41.5%		41.9%		43.1%

Debt, net of cash, to total capitalization	26.9%		30.8%		35.2%

Shipping Days by Quarter

	Q1	Q2	Q3	Q4	Total

FY11	63	64	60	63	250

FY10	63	64	60	63	250

FY09	63	63	60	65	251